Exhibit 2.1

BUSINESS PURCHASE FRAMEWORK AGREEMENT

BUSINESS PURCHASE FRAMEWORK AGREEMENT

by and between

Loyalty Alliance Enterprise Corporation

and

I-Equity Management Limited

December 8th, 2010

BUSINESS PURCHASE FRAMEWORK AGREEMENT

BUSINESS PURCHASE FRAMEWORK AGREEMENT

This Business Purchase Framework Agreement (this “Agreement”) is entered into by and between the following parties as of December 8th, 2010:

Party A:

Loyalty Alliance Enterprise Corporation, a company duly registered and validly existing in Cayman Islands, with its registered address of Suite 6005, 60/F, Central Plaza 18 Harbour Road, Wanchai, Hong Kong; and

Party B:

I-Equity Management Limited, a limited liability company incorporated in British Virgin Islands.

(Party A and Party B hereinafter referred to respectively as the “Party” and collectively as the “Parties”)

WHEREAS:

1.	Party B’s affiliated companies or Party B’s agent have established continuous and good business corporation relationship with Unicom in Ningbo and Chengdu, China;

2.	Party A or its affiliated company intends to purchase and Party B intends to assist Party A to purchase the businesses cooperated by Party B’s affiliated companies and Unicom, and other businesses cooperated by Party B and its affiliated companies or through Party B’s agent and Unicom thereafter (the “Business Acquisition”).

NOW, THEREFORE, in order to preliminarily confirm the Parties’ rights and obligations under the Business Acquisition for completion of the Business Acquisition, the Parties hereby agree as follows:

1.	THE BUSINESS ACQUISITION

1.1	The intention of the Business Acquisition is that Party A agree to acquire and Party B agrees to assist Party A or its designated affiliated company to acquire the current relevant business operated by Party B’s affiliated companies and Unicom in Ningbo and Chengdu, and other businesses established by Party B through its affiliated company and Unicom for the term of fifteen (15) years after the Agreement is executed (hereinafter referred to collectively as the “Main Business”).

BUSINESS PURCHASE FRAMEWORK AGREEMENT

1.2	Party B hereby agrees to assist Party A or any affiliated company designated by Party A to transfer the current business operated by Party B and its affiliated companies and Unicom in Ningbo and Chengdu to the affiliated companies designated by Party A, and agrees that such business transfer shall not include any debt, obligation and responsibility of Party B’s affiliated companies.

1.3	Party B undertakes and guarantees that its affiliated companies agrees to transfer the business operated by it and Unicom within the term of fifteen (15) years after the Agreement is executed to Party A or any affiliated company designated by Party A; and agrees that such business transfer shall not include any debt, obligation and responsibility of Party B’s affiliated companies.

1.4	Party B’s Obligations

1.4.1	Party B shall make its best endeavors to assist Party A or any affiliated company designated by Party A to consult with Unicom and ensure that Party A or any affiliated company designated by Party A and Unicom enter into a Main Business Agreement (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, Party A or any affiliated company designated by Party A shall be entitled to be the cooperator authorized by Unicom and operate the Main Business. In addition, the provisions of the Cooperation Agreement entered into by and between Party A or any affiliated company designated by Party A and Unicom shall permit Party A or any affiliated company designated by Party A to outsource the businesses under the Cooperation Agreement to third party.

1.4.2	Party B shall procure that the Business Acquisition shall be approved by Party B’s affiliated companies’ shareholders meeting, that is such shareholders meeting shall approve that (i) transfer the rights and obligations under the Business Agreement to any affiliated company designated by Party A; (ii) confirm that the Business Acquisition shall not included any debt, obligation and responsibility of Party B’s affiliated companies.

1.4.3	Party B make its best endeavors to ensure that the business relationship between Party A and its affiliated company and Unicom lasts at least fifteen (15) years, and to provide business cooperation opportunities with Unicom to Party A and its affiliated company in such fifteen (15) years period, and ensure that Party A and its affiliated company can cooperate with Unicom in Main Business within the period of fifteen (15) years and enter into related business agent cooperation agreement about Main Business with Unicom.

BUSINESS PURCHASE FRAMEWORK AGREEMENT

1.4.4	Upon the request by Party A, Party B shall procure Party B’s affiliated companies to provide outsourcing services to Party A and its affiliated company on Main Business operated by Party A and its affiliated company during the period of the cooperation on Main Business between Party A and its affiliated company and Unicom.

1.4.5	Party B undertakes that Party B and its affiliated company shall not operate any business in any form in competition with Main Business or in conflict with Party A’s Main Business for accepting other party’s outsourcing or agency business other than Party A’s.

1.4.6	Parties agree that Party A has the right but not the obligation to commission Party B and its affiliated company to provide outsourcing service for operating Main Business; and Party B shall procure its affiliated company to further guarantee not to operate any business in any form in competition with Main Business or in conflict with Party A and its affiliated company’s Main Business for accepting other party’s outsourcing or agency business other than Party A’s.

2.	TOTAL CONSIDERATION OF THE BUSINESS ACQUISITION

2.1	The Consideration in Cash

Subject to Clause 2.2 hereof, as for the completion of the Business Acquisition and the performance of the obligations hereunder by Party B, Party A shall pay Party B USD 18,500,000 in cash as consideration, Party A shall pay USD 3,700,000 before December 20, 2010 and USD 1,850,000 before January 31, 2011 as the security deposit to perform the Business Acquisition.

2.2	The Adjustment of the Consideration

Notwithstanding the foregoing, the Parties may negotiate and adjust the payment method and amount by signing written agreement.

BUSINESS PURCHASE FRAMEWORK AGREEMENT

2.3	The Payment of Consideration

Pursuant to Clause 2 hereof, Party A shall pay the consideration of business acquisition of current phase to the bank account designated by Party B on the agreed date.

3.	CONFIDENTIALITY

The Parties acknowledge and confirm any oral or written materials exchanged by the Parties in connection with this Agreement are confidential. The Parties shall maintain the secrecy and confidentiality of all such materials. Without the written approval by the other party, any party shall not disclose to any third party any relevant materials, but the following circumstances shall be excluded:

(a)	the materials that is known or may be known by the Public (but not include the materials disclosed by each party receiving the materials );

(b)	the materials required to be disclosed subject to the applicable laws or the rules or provisions of stock exchange; or

(c)	if any documents required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any party, such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed by any party shall be deemed the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement. This Clause shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

4.	BREACH OF CONTRACT

If any party (the “Defaulting Party”) breaches any provision of this Agreement, which may cause damages to the Other Party (“Non-defaulting Party”), the Non-defaulting Party could notify the Defaulting Party in written and request it to rectify and correct such breach of contract; if the Defaulting Party cannot take any action satisfactory to Non-defaulting Party and rectify and correct such breach within fifteen (15) days upon the issuance of the written notice, the Non-defaulting Party could take the actions pursuant to this Agreement or other measures in accordance with laws.

5.	EFFECTIVENESS AND TERMINATION

5.1	This Agreement shall come into full force and effect upon execution by all the Parties hereto.

5.2	Unless otherwise provided herein, this Agreement may be terminated with Parties’ unanimous written consent after their consultation.

BUSINESS PURCHASE FRAMEWORK AGREEMENT

6.	GOVERNING LAW AND DISPUTES RESOLUTION

6.1	This Agreement is governed and construed by law of California, United States.

6.2	The Parties shall try to settle any dispute arising from this Agreement through friendly consultation. In case no settlement can be reached through aforesaid consultation, each Party can submit such matter to International Chamber of Commerce in accordance with its then effective rules. The arbitration shall take place in Santa Clara County, California, United States. Unless either Party proposes that the arbitration procedure shall be heard by an arbitral court consisted by three arbitrators designated pursuant to applicable rules, the arbitration shall be heard by one designated arbitrator pursuant to applicable rules. The arbitration award shall be final and conclusive and binding upon both parties. The losing party shall bear the costs of arbitration, including reasonable attorney’s fees. In the process of settling any dispute, the parties shall continue to perform any other provisions of this Agreement other than the disputed ones

7.	MISCELLANEOUS

7.1	The headings contained in this Agreement are for the convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

7.2	This Agreement shall be binding upon the Parties and their respective heir, successors and granted assigns and is entered into for the benefits of such parties.

7.3	Any delay of performing the rights under the Agreement by either Party shall not be deemed the waiver of such rights and would not affect the future performance of such rights.

7.4	If any provision of this Agreement is deemed to be invalid, ineffective or unenforceable by the court having jurisdiction or arbitral authority, other provisions’ validity and enforceability shall not be affected or impaired. However, the Parties of this Agreement shall cease to perform the invalid, ineffective and unenforceable provisions, and amend such provisions to the extent that they are valid and enforceable for specific facts and situations within the scope of its original intention.

BUSINESS PURCHASE FRAMEWORK AGREEMENT

7.5	For issues not stipulated in this Agreement, the Parties may confirm such issues after consultation. The Parties shall amend and supplement this Agreement in writing. The amendment and additional agreement of this Agreement signed properly by the Parties are integral part of this Agreement, and shall have the same legal binding force with this Agreement.

7.6	This Agreement is executed with two (2) original copies; each Party holds one (1) original copies and each original copy has the same legal effect.

IN WITNESS THEREOF, the Parties of this Agreement have executed or caused their respective duly authorized representatives to execute this Agreement on the date first above written.

[No Text Below]

BUSINESS PURCHASE FRAMEWORK AGREEMENT

[Signature Page]

Party A:

Loyalty Alliance Enterprise Corporation

Authorized Representative:	/s/ Abraham Jou
Name:	Abraham Jou
Position:	Chairman

Authorized Representative:	/s/ Frederick Sum
Name:	Frederick Sum
Position:	CEO

Party B:

I-Equity Management Limited

Authorized Representative:	/s/ Michael Yang
Name:	Michael Yang
Position:	Director